EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Announces 2004 Fourth Quarter and Annual Financial Results

Burlington, Mass., March 7, 2005 – Ezenia! Inc. (OTCBB:EZEN), a leading market provider of secure real-time collaboration solutions for government networks and eGovernment,  today reported its financial  results for the fourth quarter of 2004 and fiscal  year ended December 31, 2004.

The Company generated revenues of approximately $2.8 million for the fourth quarter of 2004, a 29% increase from approximately $2.2 million for the fourth quarter of 2003.  Net income for the fourth quarter of 2004 was approximately $1.2 million ($0.09 per share), as compared to net income of approximately $557,000 ($0.04) for the fourth quarter of 2003.  In the fourth quarter of 2004, net income included an income tax benefit of approximately $608,000 ($0.04 per share), related to the carryback of net operating losses incurred in 2001 as a result of the Federal Job Creation and Worker Assistance Act of 2002.  Net income for the prior year’s fourth quarter included an income tax benefit of approximately $267,000 ($0.02 per share), relating to a change in the estimate for potential liabilities related to federal and state income taxes paid in prior years.

For the year ended December 31, 2004, reported revenues were approximately $10.4 million, a 26% increase from approximately $8.2 million for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was approximately $3.2 million ($0.23 per share), compared to a reported net loss for the year ended December 31, 2003 of approximately $828,000 ($0.06 per share).   An additional income tax benefit of approximately $819,000 ($0.06 per share), recognized in the Company’s second quarter relating to the Company’s settlement with the Israeli Tax commission, is included in the net income for the current year.

“We continue to be encouraged by the strong performance of our InfoWorkSpace product and we are pleased to report our fifth consecutive quarter of profitability”, noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer.  “Our results in 2004 continue to affirm the acceptance of our InfoWorkSpace product line.  Excluding revenue relating to our legacy video conferencing products and services, revenue related to our InfoWorkSpace product line increased 64% in 2004 as compared to 2003.  Gross margin grew to 72% in the fourth quarter of 2004 compared to 66% in the same period of the prior year, and increased to 65% for the year ended December 31, 2004 as compared with 54% for the year ended December 31, 2003.  Income from operations grew to 21.4% in the fourth quarter of 2004 compared to 12.7% in the same period of the prior year and was 17.4% for the year ended December 31, 2004.  These increases in margin are especially encouraging with the decline in our legacy video conferencing product and service revenue and the higher margins associated with that revenue. With the recent signing of a three year extension to our existing product agreement with Microsoft effective January 1, 2005, we expect to see continued strengthening in our margin and profit for 2005”.

“We saw an increase in operating expenses for the fourth quarter of 2004 as compared to the fourth quarter of 2003, due primarily to an increase in general and administrative expenses.  For the year ended December

31, 2004, operating expenses declined to approximately $5.0 million from $5.6 million for the year ended December 31, 2003.  We will continue to maintain a disciplined and responsible approach to cost control throughout 2005 as we strive to improve the growth of the InfoWorkSpace product line.  For the year ended December 31, 2004, we achieved earnings per share of $0.23, $0.13 per share on an operational basis and $0.10 per share realized from tax benefits, and would like to match that earnings per share level in 2005 purely on an operational basis”.

“We ended 2004 with a total cash and net collectible accounts receivable balance of approximately $8.9 million, which is approximately $3.9 million, or 77%, higher than where we ended 2003, a very significant increase. Given the improvements in our margin, and the reductions we have realized in our operating expense run rate, we are very encouraged to begin 2005 in such a comparatively more favorable position in terms of financial strength,” remarked Mr. Nguyen.  “We are further encouraged by the bookings received to date in the first quarter of 2005, which are on track to be the highest quarterly total in the Company’s InfoWorkSpace history.  We continue to remain on track in the execution of our long term strategy but understand the challenges that lie ahead in the burgeoning collaboration market.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to government networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the company’s Web site, http://www.ezenia.com.

Note to Investors

Statements included herein that are not historical facts may be considered forward-looking statements. These include statements relating to:  acceptance of the InfoWorkSpace product line; the continued strength in our margin and profit for 2005; our earnings per share for 2005; and the bookings received to date and their relation to the Company’s performance for the first quarter of 2005.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark of Ezenia! Inc., and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$5,520	$2,316
Accounts receivable, less allowances of $371 at December 31, 2004 and $1,068 at December 31, 2003	3,465	2,745
Prepaid software licenses	2,630	1,724
Prepaid expenses and other current assets	306	297
Total current assets	11,921	7,082

Equipment and improvements, net of accumulated depreciation	85	—

Total assets	$12,006	$7,082

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	734	185
Accrued expenses	571	205
Employee compensation and benefits	200	186
Accrued license costs	—	920
Deferred revenue	6,663	5,034
Total current liabilities	8,168	6,530

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and none outstanding	—	—

Common stock, $.01 par value, 40,000,000 shares authorized, 14,846,598 issued and 14,186,161 outstanding in 2004; 14,360,817 issued and 13,700,380 outstanding in 2003	148	144
Capital in excess of par value	63,643	63,545
Accumulated deficit	(57,092)	(60,276)
Treasury stock at cost, 660,437 shares at September 30, 2004 and December 31, 2003	(2,861)	(2,861)
	3,838	552
Total liabilities and stockholders’ equity	$12,006	$7,082

EZENIA! INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share related data)

(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues
Product and service revenue	$2,782	$2,150	$10,391	$8,217

Cost of revenues
Cost of product and service revenue	778	720	3,581	3,728
Gross profit	2,004	1,430	6,810	4,489

Operating expenses
Research and development	240	245	1,087	1,921
Sales and marketing	377	353	1,370	1,119
General and administrative	657	402	1,959	1,891
Depreciation	5	—	8	—
Occupancy and other facilities related expenses	133	157	579	675
Total operating expenses	1,412	1,156	5,003	5,606

Income (loss) from operations	592	274	1,807	(1,117)

Other income (expense)
Interest income, net	43	1	122	6
Settlement fees	—	—	(179)	—
Other income	1	15	7	16
	44	16	(50)	22

Income (loss) before income taxes	636	290	1,757	(1,095)
Income tax benefit	(608)	(267)	(1,427)	(267)

Net income (loss)	$1,244	$557	$3,184	$(828)

Basic and diluted net earnings (loss) per share:
Basic	$0.09	$0.04	$0.23	$(0.06)
Diluted	$0.08	$0.04	$0.22	$(0.06)